                                                                   Exhibit 99.3


                                       SES
                               Chateau de Betzdorf
                                 L-6815 Betzdorf
                            Grand Duchy of Luxembourg


                                 March 29, 2007

GE-CFE Luxembourg S. a r.l.
GE Capital Equity Holdings Inc.
General Electric Capital Corporation
207 Merritt 7
Norwalk, CT 06851
Attention: John W. Campo, Jr.

Ladies and Gentlemen:


Reference is made to (i) the Share Redemption Agreement by and among SES, GE CFE Luxembourg S. a r.l., GE Capital Equity Holdings Inc., and General Electric Capital Corporation, dated as of February 13, 2007 (the "Redemption Agreement") and (ii) the escrow agreement, dated as of March 23, 2007, between SES, the GE Entities and UBS AG, New York Branch, a U.S. branch of a Swiss banking corporation ("UBS") (the "Escrow Agreement"). The parties to this letter agreement (this "Letter Agreement") desire to amend the Redemption Agreement, pursuant to Section 11.15 thereof, in the manner set forth in this Letter Agreement. Capitalized terms not otherwise defined in this Letter Agreement shall have the meaning assigned thereto in the Redemption Agreement.

         The parties hereby amend the Redemption Agreement as follows:

         1. Item 3 of Schedule 8.1(b)(iii) to the Redemption Agreement ("Japan: telecom authority approval, including AMC-23 landing rights"), together with the related footnote (the "Japan Telecom Approval"), shall be, and hereby is, deleted from such
                  Schedule 8.1(b)(iii), such that the Japan Telecom Approval shall not be a condition to closing under Section 8.1 of the Redemption Agreement; provided, however, that such deletion shall not affect the parties' obligations with respect to the Japan Telecom Approval under Section 6.6 of the Redemption Agreement; provided, further, that SES shall cause Americom to maintain in full force and effect the Japanese registration, authorization and permit referred to in Items 4, 5 and 6 of
                  Schedule 3.2(g) to the Redemption Agreement (the "Japanese Landing Rights") until such time as Americom Government Services, Inc. ("AGS") holds the Japanese Landing Rights, from which time SES shall cause AGS to maintain in full force and effect the Japanese Landing Rights until such time as (i) the parties agree in good faith that they are no longer required for AGS' service in Japan or (ii) the GE Entities notify SES that Americom or AGS may surrender or otherwise cause such Japanese Landing Rights no longer to be in full force and effect.

                  At Closing those services under the Americom/AGS Master Agreement (as defined in Schedule 2.3(i) of the Schedules to the Redemption Agreement) which relate to the provision of the satellite transponder capacity on the AMC-23 Satellite in Japan shall be provided through SES Americom. The Americom/AGS Master Agreement shall provide that Americom is permitted to re-sell such satellite transponder capacity to AGS and that GE acts solely as provider of such satellite transponder capacity to Americom and performs no other function with respect thereto.

                  SES shall and shall cause AGS to use reasonable best efforts to ensure that AGS is granted a type I license by the appropriate Japanese regulatory Authorities. At such time as AGS is granted a type I license by the appropriate Japanese regulatory authorities, SES shall cause the AGS Contracts to be assigned by Americom to Splitco and shall cause Americom to agree to terminate the AMC Contract.

         2. Section 8.1(b)(v) (Hong Kong Telecommunication Authority) of the Redemption Agreement shall be, and hereby is, deleted in its entirety; provided, however, that such deletion shall not affect the parties' obligations under Section 6.6 of the Redemption Agreement with respect to any formal consent or other instrument required to be provided or issued by the Hong Kong Telecommunications Authority for the purposes of a waiver of compliance with note 4 of rule 26.2 of the Hong Kong Takeover Code.

         3. Section 8.1(b)(vi) of the Redemption Agreement shall be, and hereby is, deleted in its entirety; provided, however, that such deletion shall not affect the parties' obligations under
                  Section 6.6 of the Redemption Agreement with respect to such matters.

         4. Section 8.1(b)(iv) of the Redemption Agreement shall be, and hereby is, deleted in its entirety; provided, however, that such deletion shall not affect the parties' obligations under
                  Section 6.6 of the Redemption Agreement with respect to such matters.

         5. Notwithstanding anything to the contrary contained in the Redemption Agreement, if the Closing occurs prior to April 5, 2007, then (i) at the Closing, legal title to the one hundred and three million, one hundred and forty-nine thousand, nine hundred (103,149,900) Class C Shares shall be held by UBS for SES as the beneficial owner pursuant to the terms of the Escrow Agreement in lieu of legal title to such Class C Shares being assigned, transferred, conveyed and delivered directly to SES by the GE Entities and (ii) for purposes of the Redemption Agreement, the "Closing Date" shall be the date on


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

                  which SES shall assign, transfer, convey and deliver to the GE Entities and the GE Entities shall accept and acquire from SES, each in proportion to their holdings of Class C Shares, all of the Splitco Shares as consideration in kind for the redemption by SES of the Class C Shares.

         6. SES hereby designates Splitco as a third party beneficiary of the provisions of Section 6.31(b) of the Redemption Agreement. As a result, Splitco shall have the right and ability to enforce the provisions of Section 6.31(b) as if it were a party to the Redemption Agreement.

         7. Section 2.4(a) of the Redemption Agreement shall be, and hereby is, deleted in its entirety.

         8. Section 5.4 of the Redemption Agreement is amended and restated in its entirety to read as follows: "As of the date hereof, CFE owns a total of 98,653,542 Class C Shares and GCEH owns a total of 4,496,358 Class C Shares. As of the Closing, UBS will have good and valid legal title to such Class C Shares for SES as beneficial owner, free and clear of all Encumbrances (except for Encumbrances created by this Agreement, the Escrow Agreement and SES's organizational documents). Upon transfer to SES of the Class C Shares in accordance with the terms of the Escrow Agreement, and subject to the registration of the transfer of the Class C Shares in the register of SES, SES shall acquire good and valid legal title to such shares, free and clear of any Encumbrances, other than Encumbrances created by SES or any of its Subsidiaries."

         9. The GE Entities hereby agree and acknowledge that SES has satisfied its obligations under Section 6.30(b) of the Redemption Agreement.

         10. Schedule 2.3(i) is amended and restated in its entirety as set forth in Exhibit A attached hereto.

         11. Item 3 of Schedule 6.27(a) is hereby amended and restated to read in its entirety as follows: "Corporate Guarantee by SES Global Europe S.A. in favor of Gilat, dated February 24, 2006." A new paragraph (c) is hereby added to Section 6.27 of the Redemption Agreement to read as follows: "(c) In the event that prior to Closing the GE Entities shall not have delivered substitute guarantees of the GE Entities to replace the Master Performance Guarantee by SES Astra S.A. dated July, 6, 2004, then the GE Entities shall use reasonable best efforts to deliver such substitute guarantee as promptly as practicable (any documentation related to such substitute guarantee is referred to as the "Alpine Agreements")." Notwithstanding any provision in (i) the Deed of Novation and Amendment dated as of March 29, 2007 between Gilat Satellite Networks Ltd, Gilat Satellite Networks (Holland) B.V., Satlynx, SES Global Europe SA and Splitco and (ii) the Alpine Agreements (together, the "Novations"), the parties hereto agree that nothing in the


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

                  Novations shall limit or in any manner affect the terms and conditions set forth in the Redemption Agreement (including the representations and warranties made thereunder by SES to the GE Entities). If there shall be any conflict between (i) the Novations, on the one hand, and (ii) the provisions of the Redemption Agreement on the other hand, the provisions of the Redemption Agreement shall govern.

         12. A new Section 6.30(e) is hereby added to the Redemption Agreement to read as follows: "For a period of six months following the Closing Date, the GE Entities shall cause Splitco and its Affiliates (including Satlynx) to retain and use reasonable best efforts to keep safe any and all records that relate to SES Digital Distribution Services S. a r.l.. and SES Digital Distribution Services GmbH and which are kept at the Satlynx facilities located at the Backnang site (the "SDDS Records"). The GE Entities (i) shall cause Splitco and its Affiliates to cooperate with SES to complete the retrieval of such SDDS Records and their return to SES following the Closing and (ii) hereby acknowledges on behalf of themselves and their Affiliates that such SDDS Records shall remain at all times the property of SES and its Affiliates."

         13. The term "Ancillary Agreements" shall include the Forward Sale Contract, dated as of the date hereof, between SES and SES Digital Distribution Services S.a r.l. ("SDDS") related to the Excluded Satlynx Shares (the "FSC"). A new paragraph (i) shall be, and hereby is, added to Section 4.6 of the Redemption Agreement to read in its entirety as follows: "Immediately following the closing of the transfer of the Excluded Satlynx Shares to Luxco under the FSC, Luxco shall have good and valid title to the Excluded Satlynx Shares, free and clear of all Encumbrances (other than those imposed by the organizational documents of Satlynx)."

         14. A new paragraph (d) is added to Section 4.7 of the Redemption Agreement to read in its entirety as follows: "As of the Closing (i) (A) Splitco shall own all of the issued and outstanding shares of Pacific-1 Holdings, Inc., a Delaware corporation ("S1") and Pacific-2 Holdings, Inc, a Delaware corporation ("S2") and SES International Holdings (Singapore) Pte. Ltd ("SingCo") beneficially and of record, free and clear of any Encumbrances and (B) S1 and S2 shall own all of the issued and outstanding shares of Pacific-3 Holdings, Inc., a Delaware corporation ("S3") and International Holdings S. a r.l. ("Luxco" and, together with Singco, S1, S2 and S3, the "Splitco Subsidiaries"), in each case beneficially and of record, free and clear of any Encumbrances, (ii) all of the outstanding shares of capital stock of the Splitco Subsidiaries shall be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights, (iii) there shall be no outstanding subscriptions, options, warrants, puts, calls, agreements or other rights of any type or other securities of any of the Splitco Subsidiaries other than those owned directly or indirectly by Splitco, and (iv) there shall be no issued or outstanding bonds, debentures, notes or other indebtedness for borrowed money of any of the Splitco Subsidiaries."

         15. Section 4.6(a) of the Redemption Agreement is amended and restated in its entirety as follows: "As of the Closing, the Equity Interests will be owned by the Splitco Subsidiaries in a manner consistent with the Reorganization Plan, free and clear of all Encumbrances (other than the Equity Interest Encumbrances), and will be duly authorized, validly issued, fully paid and, to the extent such concept is recognized by applicable Law, nonassessable and not subject to any preemptive or subscription rights (and not issued in violation of any preemptive or subscription rights). The Splitco Subsidiaries shall have good and valid title to the Equity Interests as of the Closing in a manner consistent with the Reorganization Plan. As of the Closing, other than as provided in the Reorganization Plan, neither Splitco nor any Splitco Subsidiary shall own, directly or indirectly (except (i) as a result of the transfer of the Equity Interests pursuant to the Reorganization Plan and (ii) for the direct or indirect ownership of interest in other Splitco Subsidiaries), or have entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other ownership interests in any Person."

         16. A new Section 6.30(f) is hereby added to the Redemption Agreement to read as follows: "SES hereby agrees that following the Closing and until April 29, 2007, it shall, and shall cause its Affiliates to, use reasonable best efforts to cause the Facilities to continue to be covered by the Foyer Assurances property damage insurance policy that covers such facilities as of the date hereof (the "Policy"); provided that such coverage may be extended by the GE Entities for a period ending on December 31, 2007 by providing written notice to SES no later than April 15, 2007. The GE Entities hereby agree to pay, or cause to be paid, to SES or its designated Affiliate
                  (i) promptly following the Closing the pro rata portion payments made by SES and its Affiliates pre-Closing with respect to the Policy to the extent any such premium relates to post-Closing coverage of the Facilities, (ii) any additional premium, costs and any other charges that become payable by SES or any of its Affiliates with respect to the Policy to the extent any such payments relate to post-Closing coverage of the Facilities (provided that any such additional charges shall be billed by SES to Splitco on a monthly basis and the GE Entities shall cause Splitco to pay or cause to be paid to SES any such charges so billed within 10 Business Days after receipt of an invoice therefor). "Facilities" means, collectively, the facilities currently occupied by Satlynx at
                  (i) Chateau de Betzdorf, Building B,L- 6815 Betzdorf, Luxembourg and (ii) Illerstrasse 15, 71522 Backnang, Germany. The GE Entities and Splitco hereby agree to cause its Affiliates to comply with the terms and conditions of the Policy."

         17. Section 4.15(c) is hereby amended and extended to read as follows: "Schedule 4.15(c) contains a summary as of the date of this Agreement of the status of frequency registration at the International Telecommunication Union ("ITU") by the sponsoring national administration for the AMC-23 Satellite, including the status with respect to the orbital position hosting the AMC-23 Satellite, the identity of the sponsoring administration and the frequency bands covered. The USASAT-60A advance publication information and coordination request filed with the International Telecommunications Union includes all of the frequencies and other relevant technical parameters to permit the AMC-23 Satellite to be operated under the USASAT-60A filing in the same manner as it is currently operated. The Inter-System Coordination Agreement listed as item 7 in Schedule 4.15(d) relating to the Endeavor-1 filing with the ITU by Australia provides the same protection to the operations of the AMC-23 Satellite at 172(0) E.L. whether the AMC-23 Satellite is operated under the USASAT-60A or USASAT-14K filing. To the knowledge of SES, (i) the only material satellite networks submitted to the ITU within four degrees longitude from 172(0) WL and that have complete or partial overlap with the USASAT-60A network are USASAT-14G at 169(0) EL filed by the United States and licensed to Intelsat; USASAT-60J at 169(0) EL filed by the United States and licensed to Intelsat; Endeavor-1 at 170(0) EL filed by Australia on behalf of Intelsat (PanAmSat); AM-SAT 172E at 172(0) EL filed by the United Kingdom (Gibraltar) on behalf of SES; USASAT-14K at 172(0) EL filed by the United States and licensed to SES, and the United States filings at 174.0(0) and 176.0(0) made on behalf of Intelsat, (ii) SES has provided information regarding coordination of AMC-23 Satellite with these satellite networks as identified in Schedule 4.15(d),
                  (iii) coordination of the AMC-23 Satellite with the Intelsat filings takes place under the auspices of the FCC and subject to its rules regarding two-degree spacing and related matters, and (iv) coordination with non-US systems occurs pursuant to the ITU rules.

         18. A new Section 6.32 is hereby added to the Redemption Agreement to read as follows: "SES shall support, using reasonable best efforts, commercially reasonable actions by Splitco to (i) cause the ITU to publish ("Publication") in the Master International Frequency Register ("MIFR") the frequencies specified in the USASAT-14K filing (together with any modifications thereto filed as of the date hereof, the "USASAT-14K filing"), including as necessary correction of findings made in the telefax dated March 23, 2007 from the ITU to the FCC (the "March 23 ITU Notice"), and (ii) cause the FCC to maintain the priority of the USASAT-60A filing (together with any modifications thereto filed as of the date hereof, the "USASAT-60A filing") until the earlier of Publication of the frequencies specified in the USASAT-14K filing or the date on which the frequencies specified in the USASAT-14K filing are no longer capable of Publication. SES shall support, using reasonable best efforts, commercially reasonable actions by Splitco to cause the ITU to publish in the MIFR as soon as reasonably practicable the frequencies specified in the USASAT-60A filing. In any event, SES shall support, using reasonable best efforts, commercially reasonable actions by Splitco to cause the FCC to make the frequencies specified in the USASAT-14K and USASAT-60A filings available for use solely by the AMC-23 Satellite at the 172(0) E.L. orbital position. SES shall bear all its own costs and expenses associated with the actions described in this paragraph, as well as pay as directed by Splitco the reasonable incremental costs incurred by or on behalf of SplitCo in connection with the correction of the March 23 ITU Notice."

         19. A new Section 6.33 is hereby added to the Redemption Agreement to read as follows: ""With respect to the FSS satellite network filed at the ITU as the AM-SAT 172E network under
                  Article 9 of the ITU Radio Regulations (the "AM-SAT 172E Filing") submitted by the Administration of the United Kingdom on behalf of its Overseas Territory of Gibraltar (collectively, the "UK Administration"), and for the period through the expiry of the AM-SAT 172E Filing as defined under the ITU Radio Regulations, SES (i) shall not and shall cause its Affiliates not to operate a satellite or authorize any third party to operate a satellite at the 172(degree) E L orbital location under the AM-SAT 172E Filing using the FSS frequencies thereunder, (ii) at the direction of (and in respect of third-party costs, for the account of) Splitco, shall take (and shall cause its Affiliates to take) any reasonable action with respect to the AM-SAT 172E Filing, including without limitation using reasonable best efforts and causing its Affiliates to use reasonable best efforts to request the UK Administration (A) to maintain the AM-SAT 172E filing at the ITU through its expiry with respect to the FSS frequencies at 172(0) E.L. for the benefit of Splitco or any other entity identified in writing to SES by Splitco, and (B) to withhold agreement (unless requested otherwise by Splitco) to any filing by a third party which could cause harmful interference to the FSS frequencies at 172(0) E.L. and which requires the agreement of the UK Administration; and (iii) to the extent permitted by applicable law, and as requested by Splitco, seek to transfer such rights, if any, as SES may have in the AM-SAT 172E Filing insofar as they relate to the use of the FSS frequencies at 172(0) EL."

         20. Section 4.1(c) of the Redemption Agreement is amended and restated in its entirety to read as follows: "Prior to the Reorganization, Splitco and the Splitco Subsidiaries will have no assets and no liabilities other than those de minimis incidental to their formation and will not have undertaken any business or activities other than in connection with this Agreement and engaging in the transactions contemplated hereby. As of the Closing Date, the assets and Liabilities of Splitco and the Splitco Subsidiaries shall consist solely of the AMC-23 Transferred Assets, the AMC-23 Assumed Liabilities, the Equity Interests, the Cash Amount, de minimis liabilities incidental to its formation and liabilities that shall be Splitco's or any of the Splitco Subsidiaries' under the Tax

                  Matters Agreement, and additional Non-Investment Assets transferred pursuant to Section 3.10."

         21. Item 3 of Schedule 1.1(d) is hereby amended and restated to read in its entirety as follows: "The following two employees will be transferred to Satlynx on or prior to Closing:

                  a.       Siew Ken Loke

                  b.       Tong Kian Tan"

         22. Notwithstanding anything to the contrary contained in the Redemption Agreement or the Escrow Agreement dated as of March 29, 2007, by and between SES, the GE Entities, Splitco and Deutsche Bank AG (the "Cash Escrow Agreement"), the parties agree that SES shall on the date hereof contemporaneously with the Closing give irrevocable instructions to Deutsche Bank AG to have the Escrow Amount (as defined in the Escrow Agreement) be delivered to the Escrow Agent (as defined in the Cash Escrow Agreement) for value on the date hereof.

         23. All references to "nine (9) months" in Section 6.31 and 3.11(c) of the Redemption Agreement shall be, and hereby are, changed to "ten (10) months".

         Other than as set forth herein, the Redemption Agreement shall remain in full force and effect.

         This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made to be performed entirely within such State. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

                                            Sincerely,

                                            SES

                                            By: /S/ Romain Bausch
                                                ------------------------------
                                                Name: Romain Bausch
                                                Title: CEO


                                            By: /S/ Mark Rigolle
                                                ------------------------------
                                                Name: Mark Rigolle
                                                Title: CFO




Agreed and acknowledged:

GE-CFE LUXEMBOURG S. A R.L.

By: /S/ Ronald J. Herman
    ------------------------------------
    Name: Ronald J. Herman
    Title: Attorney-in-fact


By: /S/ James M. Waterbury
    ------------------------------------
    Name: James M. Waterbury
    Title: Attorney-in-fact


GE CAPITAL EQUITY HOLDINGS INC.

By: /S/ Ronald J. Herman
    ------------------------------------
    Name: Ronald J. Herman
    Title: Attorney-in-fact

GENERAL ELECTRIC CAPITAL CORPORATION


By: /S/ James M. Waterbury
    ------------------------------------
    Name: James M. Waterbury
    Title: Vice President


cc:      General Electric Capital Corporation
                  General Counsel
         Weil, Gotshal & Manges LLP
                  Howard Chatzinoff
                  Joseph T. Verdesca, Jr.
         Gibson, Dunn & Crutcher LLP
                  David M. Wilf



















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